Exhibit 10.4

ACNB BANK

Amended and Restated Director Supplemental Life Insurance Plan

THIS AGREEMENT is hereby made and entered into this 31st day of December, 2014, by and between ACNB Bank, a Pennsylvania state chartered bank located in Gettysburg, Pennsylvania (the “Company”), and the Director selected to participate in this Plan.

INTRODUCTION

The purpose of this Amended and Restated Director Supplemental Life Insurance Plan is to attract and retain highly qualified Directors.  To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies, which are owned by the Company on the lives of the participating Directors, with the designated beneficiary of each insured participating Director.  The Company will pay life insurance premiums from its general assets.

Over the years, the Company entered into separate Director Supplemental Life Insurance Plan agreements with the Directors of the Company.  The Company is now combining the various Director Supplemental Life Insurance Plan agreements for all eligible active Directors as of the effective date of this Agreement into one plan document, and each Director who has a separate Director Supplemental Life Insurance Plan agreement with the Company shall enter into a separate participation agreement acknowledging participation in this arrangement.  This Amended and Restated Director Supplemental Life Insurance Plan is the successor to the Adams County National Bank Director Supplemental Life Insurance Plan and the ACNB Bank Director Supplemental Life Insurance Plan and shall supersede and cancel all other life insurance agreements with the eligible active Directors of the Company.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1      “Compensation Committee” means the Compensation Committee of the Company designated from time to time by the Company’s Board of Directors.

1.2      “Director” means a member of the Board of Directors of the Company.

1.3      “Insured” means the individual whose life is insured.

1.4      “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.5      “Participant” means the Director who (a) is designated by the Compensation Committee and the Board of Directors as eligible to participate in the Plan, (b) elects in writing to participate in the Plan using the form attached hereto as Exhibit A “Election to Participate”, and (c) signs a Split Dollar Policy Endorsement for the Policy(ies) under which he or she is the Insured using the form attached hereto as Exhibit B “Split Dollar Policy Endorsement”.

1.6      “Policy” or “Policies” means the individual insurance policy (or policies) approved by the Board of Directors for purposes of insuring a Participant’s life under this Plan.

1.7      “Plan” means this instrument, including all amendments thereto.

1.8      “Retirement Age” means age 72.

1.9      “Terminated for Cause” means that:

1.9.1                     The Company has terminated the Director’s services as a Director of the Company by declaring the office of the Director vacant in accordance with the Bylaws of the Company or applicable law; or,

1.9.2                     The Director has been removed by or is subject to a pending removal action brought by an appropriate banking regulatory agency.

Article 2

Participation

2.1      Eligibility to Participate.  The Compensation Committee and the Board of Directors shall designate from time to time Directors who are eligible to participate in this Plan.

2.2      Participation.  The eligible Director may participate in this Plan by executing an Election to Participate and a Split Dollar Policy Endorsement.  The Split Dollar Policy Endorsement shall bind the Director and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan.  A Director’s participation is limited to only the Policy(ies) for which he or she is the Insured.

2.3      Termination of Participation.  A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if the Participant’s service as a Director is Terminated for Cause.

In the event that the Company decides to maintain the Policy(ies) after the Participant’s termination of participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy(ies).

Article 3

Policy Ownership/Interests

3.1      Participant’s Interest.  Unless or until the Participant’s rights under the Plan shall terminate as provided in Section 2.3, with respect to the Policy or Policies, the Participant shall have the right to designate the beneficiary of the death benefit amounts set forth in the Participant’s individual Split Dollar Policy Endorsement.

3.2      Company’s Interest.  The Company shall own the Policies and shall have the right to exercise all incidents of ownership.  With respect to each Policy, the Company shall be the direct beneficiary of the remaining (after the Participant’s Interest is determined) death proceeds of the Policy.

Article 4

Premiums

4.1      Premium Payment.  The Company shall pay all premiums due on all Policies.

4.2      Imputed Income.  The Company shall impute income to the Participant in an amount equal to the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary.  The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable guidance.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust.  In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy.  Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy.  The Insurer shall not be bound by the provisions of this Plan.  The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

7.1      Claims Procedure.  The Company shall notify any person or entity that makes a claim against this Plan (the “Claimant”), in writing, within ninety (90) days of Claimant’s written application for benefits, of Claimant’s eligibility or ineligibility for benefits under this Plan.  If the Company determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of this Plan on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed, and (d) an explanation of this Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for an additional period of up to ninety (90) days.

7.2      Review Procedure.  If a Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant’s position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  The Company shall notify the Claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based.  If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 8

Amendments and Termination

This Agreement may be amended or terminated at the discretion of the Company.  However, each Participant shall be entitled to the death benefits described in Section 3.1 and the Participant’s Split Dollar Policy Endorsement in effect at the date of termination of the Plan, which benefits shall be paid upon the Participant’s death.

Article 9

Miscellaneous

9.1      Binding Effect.  This Plan in conjunction with each Split Dollar Policy Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

9.2      No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give a Participant the right to remain a Director of the Company, nor does it interfere with the Company’s right to remove a Director or declare the Director’s position as vacate.  It also does not require a Participant to remain a Director, nor interfere with a Participant’s right to terminate service at any time.

9.3      Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement.

9.4      Named Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.5                   Applicable Law.  The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.6                   Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to the last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.7                   Entire Agreement.  This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.8                   Administration.  The Company shall have powers which are necessary to administer this Plan, including but not limited to:

9.8.1                     Interpreting the provisions of the Plan;

9.8.2                     Establishing and revising the method of accounting for the Plan;

9.8.3                     Maintaining a record of benefit payments; and,

9.8.4                     Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

COMPANY:

ACNB Bank

By	/s/ Thomas A. Ritter

Thomas A. Ritter
President & Chief Executive Officer

EXHIBIT A

ELECTION TO PARTICIPATE

I,                                                             , an eligible Participant of the ACNB Bank Amended and Restated Director Supplemental Life Insurance Plan (the “Plan”) dated December 31, 2014, hereby elect to become a Participant of the Plan.  Additionally, I acknowledge that I have read the Plan and agree to be bound by its terms.

Executed this                            day of                                         , 20

Witness	Participant

EXHIBIT B

SPLIT DOLLAR POLICY ENDORSEMENT

Insurer(s)/
Policy(ies) No.:	Insured/Participant:

Supplementing and amending the application of ACNB Bank for the Insurer(s) listed above, the applicant requests and directs that:

Beneficiaries

1.                          Subject to the ACNB Bank Amended and Restated Director Supplemental Life Insurance Plan, the terms and conditions of which are incorporated by reference herein, the beneficiary designated by the Insured, or his/her transferee, shall be the beneficiary of an amount of death proceeds equal to:

a)                                     Death Prior to Separation from Service.  If the Participant was an active Director at the time of death, the Participant’s beneficiary shall be entitled to $250,000; or,

b)                                     Death After Separation from Service.  If the Participant dies after separating from service and the Participant separated from service after reaching the Retirement Age, the beneficiary shall be entitled to $250,000 upon the Participant’s death.  If the Participant dies after separating from service and the Participant separated from service prior to reaching the Retirement Age, the beneficiary shall be entitled to $100,000 upon the Participant’s death.

2.                          The beneficiary of any remaining death proceeds shall be ACNB Bank, a Pennsylvania state chartered bank located in Gettysburg, Pennsylvania (the “Company”).

Ownership

3.                          The Owner of each Policy shall be the Company.  The Owner shall have all ownership rights in the Policy, except as may be specifically granted to the Insured or his or her transferee in Paragraph 4 of this Endorsement.

4.                          The Insured or his or her transferee shall have the right to assign all rights and interests in the Policy(ies) with respect to that portion of the death proceeds designated in Paragraph 1 of this Endorsement.

Modification of Assignment Provisions of the Policy

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in Paragraph 3 above shall be limited to the portion of the proceeds described in Paragraph 2 above.

Owner’s Authority

The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy(ies).  The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement, and the receipt of the Owner for any sums received by it shall be a full discharge and release to the Insurer.  Any transferee’s rights shall be subject to this Endorsement.

Executed this            day of                                     , 20

COMPANY:

ACNB Bank

By	/s/ Thomas A. Ritter

Thomas A. Ritter
President & Chief Executive Officer

Acceptance and Beneficiary Designation

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates                                                                                          as direct beneficiary and                                                                                as contingent beneficiary of the portion of the proceeds described in Paragraph 1 above.

Executed this            day of                                     , 20

INSURED:

By

(Print name)